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EXHIBIT

                                  (TRANSLATION)

                            ARTICLES OF INCORPORATION

                           (Amended on June 26, 1998)






                    MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD.
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                                  (TRANSLATION)

                            ARTICLES OF INCORPORATION
                                       OF
                    MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD.
                   (Matsushita Denki Sangyo Kabushiki Kaisha)



                                    CHAPTER I

                               GENERAL PROVISIONS

ARTICLE 1. (Trade Name)

         The Company shall be called Matsushita Denki Sangyo Kabushiki Kaisha, and written in English as Matsushita Electric Industrial Co., Ltd.

ARTICLE 2. (Principal Office)

         The principal office of the Company shall be located in Kadoma City, Osaka-fu.

ARTICLE 3. (Purpose)

         The purpose of the Company shall be to engage in the following businesses:

         1. manufacture and sale of electric machinery and equipment, communication and electronic equipment, as well as lighting equipment;

         2. manufacture and sale of gas, kerosene and kitchen equipment, as well as machinery and equipment for building and housing;

         3. manufacture and sale of machinery and equipment for office and transportation, as well as for sales activities;

         4. manufacture and sale of medical, health and hygienic equipment, apparatus and material;

         5. manufacture and sale of optical and precision machinery and equipment;

         6. manufacture and sale of batteries, battery-operated products, carbon and manganese and other chemical and metal products;


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         7.  manufacture and sale of air conditioning and anti-pollution equipment, as well as industrial machinery and equipment;

         8.  manufacture and sale of other machinery and equipment;

         9. engineering and installation of machinery and equipment related to any of the preceding items as well as engineering and performance of and contracting for other construction work;

         10. production and sale of software;

         11. sale of iron and steel, nonferrous metals, minerals, oil, gas, ceramics, paper, pulp, rubber, leather, fibre and their products;

         12. sale of foods, beverages, liquor and other alcoholics, agricultural, livestock, dairy and marine produces, animal feed and their raw materials;

         13. manufacture and sale of drugs, quasi-drugs, cosmetics, fertilizer, poisonous and deleterious substance and other chemical products;

         14. sale of woods and other construction materials and general merchandise;

         15. motion picture and musical entertainment business and promotion of sporting events;

         16. export and import of products, materials and software mentioned in each of the preceding items (other than item 9);

         17. providing repair and maintenance services for the products, goods and software mentioned in each of the preceding items for itself and on behalf of others;

         18. provision of information and communication services, and broadcasting business;

         19. business related to publishing, printing, freight forwarding, security, maintenance of buildings, dispatch of workers, general leasing, financing, non-life insurance agency and buying, selling, maintaining and leasing of real estate;

         20. investment in various businesses;

         21. accepting commission for investigations, research, development and consulting related to any of the preceding items; and

         22. all other business or businesses incidental or related to any of the preceding items.


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ARTICLE 4. (Method of Public Notice)

         Public notices of the Company shall be given in the "Asahi Shimbun" published in Osaka City.



                                   CHAPTER II

                                     SHARES


ARTICLE 5. (Total Number of Shares and Par Value of Each Share)

         The total number of shares authorized to be issued by the Company shall be five billion (5,000,000,000).

         The amount of each share having par value shall be fifty yen (yen 50).

ARTICLE 6. (Retirement of Shares)

         After June 26, 1998, the Company may, by a resolution of the Board of Directors, purchase up to two hundred million (200,000,000) of the Company's shares with profits and retire them.

ARTICLE 7. (Number of Shares Constituting One Unit of Shares)

         The number of shares constituting one unit of shares shall be one thousand (1,000).

ARTICLE 8. (Record Date)

         The Company shall deem those shareholders (including beneficial shareholders; hereinafter the same interpretation being applicable) having voting rights whose names are registered as such on the register of shareholders (including register of beneficial shareholders; hereinafter the same interpretation being applicable) as of the end of each fiscal period as the shareholders entitled to exercise their rights as shareholders at the ordinary general meeting of shareholders for such fiscal period.

         In addition to the preceding paragraph, the Company shall, by a resolution of the Board of Directors and upon giving prior public notice, determine those shareholders and registered pledgees whose names appear as such on the register of shareholders as of a designated date as the shareholders or pledgees entitled to exercise their rights.


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ARTICLE 9. (Transfer Agent)

         The Company shall appoint a transfer agent with respect to shares.

         The transfer agent and its handling office shall be designated by a resolution of the Board of Directors, and public notice shall be given with regard thereto.

         The register of shareholders of the Company shall be kept at the handling office of the transfer agent, and the handling business related to shares, such as registration of transfer of shares, purchase by the Company of shares not constituting a full unit, etc., shall be handled by the transfer agent and the Company shall not handle such business.

ARTICLE 10. (Share Handling Regulations)

         Registration of transfers of shares, purchase by the Company of shares constituting less than one unit of shares and other handling business related to shares of the Company shall be governed by, in addition to these Articles of Incorporation, the Share Handling Regulations established by the Board of Directors.



                                   CHAPTER III

                        GENERAL MEETINGS OF SHAREHOLDERS


ARTICLE 11. (Convocation)

         An ordinary general meeting of shareholders of the Company shall be convened within three (3) months from the day immediately following the day on which the accounts are closed, and an extraordinary general meeting of shareholders may be convened whenever necessary.

ARTICLE 12. (Chairman of General Meetings of Shareholders)

         Chairmanship of general meetings of shareholders shall be assumed by the President. Should the President be unable to act, one of the other Representative Directors shall take his/her place as previously determined by the Board of Directors.

ARTICLE 13. (Method of Adopting Resolutions)

         Unless otherwise provided by laws or orders or by these Articles of Incorporation, resolutions of general meetings of shareholders shall be adopted by a majority of the votes of shareholders present or represented at the meeting.


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ARTICLE 14. (Exercise of Voting Rights through Proxy)

         A shareholder may exercise his/her voting rights through a proxy who is also a shareholder of the Company entitled to exercise voting rights; provided, however, that the proxy must submit to the Company a power of attorney authorizing such proxy.



                                  CHAPTER IV

                        DIRECTORS AND BOARD OF DIRECTORS


ARTICLE 15. (Number of Directors)

         The number of Directors of the Company shall be three (3) or more.

ARTICLE 16. (Election of Directors)

         Directors shall be elected at a general meeting of shareholders.

         Resolutions for such election shall be adopted by a majority of the votes of the shareholders present who hold shares representing in the aggregate not less than one-third of the total outstanding shares which carry voting rights.

         No cumulative voting shall be used with respect to the resolutions for the election of Directors.

ARTICLE 17. (Representative Directors and Directors with Special Titles)

         The Company may, by a resolution of the Board of Directors, appoint from among the Directors one Chairman of the Board of Directors, one Vice Chairman of the Board of Directors, one President, and one or more Executive Vice Presidents, Senior Managing Directors and Managing Directors.

         The Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President, Executive Vice Presidents, Senior Managing Directors and Managing Directors shall severally represent the Company.

ARTICLE 18. (Terms of Office of Directors)

         The terms of office of Directors shall expire at the conclusion of the ordinary general meeting of shareholders with respect to the last closing of accounts within two (2) years from their assumption of office.


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         The term of office of a Director elected to fill a vacancy shall expire at the time his/her predecessor's full term of office would have expired.

ARTICLE 19. (Remuneration and Retirement Allowances for Directors)

         Remuneration and retirement allowances for Directors shall be determined at a general meeting of shareholders.

ARTICLE 20. (Notice of Convocation of a Meeting of Board of Directors)

         Notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and Corporate Auditor three (3) days in advance of the date set for the meeting; provided, however, that in case of urgency this period may be shortened.

ARTICLE 21. (Regulations of Board of Directors)

         Matters to be resolved by the Board of Directors and any other details concerning the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors.



                                    CHAPTER V

                             CORPORATE AUDITORS AND
                           BOARD OF CORPORATE AUDITORS


ARTICLE 22. (Number of Corporate Auditors)

         The number of Corporate Auditors of the Company shall be three (3) or more.

ARTICLE 23. (Election of Corporate Auditors)

         Corporate Auditors shall be elected at a general meeting of shareholders.

         Resolutions for such election shall be adopted by a majority of the votes of the shareholders present who hold shares representing in the aggregate not less than one-third of the total outstanding shares which carry voting rights.


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ARTICLE 24. (Full-time Corporate Auditors and Senior Corporate Auditors)

         The Company shall appoint one or more Full-time Corporate Auditor(s) who shall be selected by the Corporate Auditors from among their number.

         The Company may appoint one or more Senior Corporate Auditor(s) who shall be selected by the Corporate Auditors from among their number.

ARTICLE 25. (Terms of office of Corporate Auditors)

         The terms of office of Corporate Auditors shall expire at the conclusion of the ordinary general meeting of shareholders with respect to the last closing of accounts within three (3) years from their assumption of office.

         The term of office of a Corporate Auditor elected to fill a vacancy shall expire at the time his/her predecessor's full term of office would have expired.

ARTICLE 26. (Remuneration and Retirement Allowances for Corporate Auditors)

         Remuneration and retirement allowances for Corporate Auditors shall be determined at a general meeting of shareholders.

ARTICLE 27. (Notice of Convocation of a Meeting of Board of Corporate Auditors)

         Notice of convocation of a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor three (3) days in advance of the date set for the meeting; provided, however, that in case of urgency this period may be shortened.

ARTICLE 28. (Regulations of Board of Corporate Auditors)

         Matters to be resolved by the Board of Corporate Auditors and any other details concerning the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors.


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                                   CHAPTER VI

                                    ACCOUNTS


ARTICLE 29. (Fiscal Year and Closing of Accounts)

         The fiscal year of the Company shall commence on April 1 each year and end on March 31 the next following year and the accounts shall be closed on the last day of each fiscal year.

ARTICLE 30. (Dividends)

         Dividends of the Company shall be paid to those shareholders or registered pledgees whose names appear as such on the register of shareholders at the end of each fiscal period.

ARTICLE 31. (Interim Dividends)

         The Company may, by a resolution of the Board of Directors, pay interim dividends (cash distributions as provided in Article 293-5 of the Commercial Code; hereinafter the same being applicable) to those shareholders or registered pledgees whose names appear as such on the register of shareholders as of the close of September 30 of each year.

ARTICLE 32. (Expiration Period for Dividends and Interim Dividends)

         In case dividends or interim dividends shall not be received within three (3) years from the commencement of payment thereof, the Company shall be relieved from the obligation for the payment thereof.

         Dividends and interim dividends shall bear no interest.

ARTICLE 33. (Timing of Conversion of Convertible Debentures and Dividends)

         With respect to the first payment of dividends on shares issued upon conversion of convertible debentures, such conversion shall be deemed to have been made at the beginning of the business year in which the application for conversion was made and the dividends shall be paid accordingly.

         For the purpose of the application of the above provisions, the interim dividends pursuant to the provisions of Article 31 shall be deemed as the dividends and each of the periods from April 1 to September 30 and from October 1 to March 31 of the next following year shall be deemed a business year respectively.


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                                   CHAPTER VII

                               MISCELLANEOUS RULES


ARTICLE 34. (Transfer Agent of Bonds or Debentures)

         The Company shall appoint a transfer agent or agents in respect to bonds or debentures issued by the Company.


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